Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless the context otherwise requires, references in this report to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms for time periods prior to our initial public offering (the “IPO”) refer to Landmark Infrastructure Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”). Our Partnership succeeded our Predecessor, which includes substantially all the assets and liabilities that were contributed to us in connection with our IPO by Landmark Dividend Growth Fund-A LLC (“Fund A”) and Landmark Dividend Growth Fund-D LLC (“Fund D” and together with Fund A, the “Contributing Landmark Funds”), two investment funds formerly managed by Landmark Dividend LLC (“Landmark” or “Sponsor”).  Our Predecessor includes the results of such assets during any period they were previously owned by Landmark or any of its affiliates. The operations of the assets we acquired during 2015 are also included in our operations and the operations of our Predecessor for periods prior to the Partnership’s acquisition.  For time periods subsequent to the IPO, references in this report to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms refer to Landmark Infrastructure Partners LP. You should read the following in conjunction with the historical combined financial statements and related notes included elsewhere in Exhibit 99.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2015 and our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 26, 2015. The following discussion and analysis contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those expressed or implied in forward‑looking statements for many reasons, including the risks described in “Risk Factors” disclosed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014.

Overview

We are a growth‑oriented master limited partnership formed by Landmark to own and manage a portfolio of real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries. We were formed to succeed to the business of the Predecessor, which was operated and managed by Landmark. We generate revenue and cash flow from existing tenant leases of our real property interests to wireless carriers, cellular tower owners, outdoor advertisers and renewable power producers.

As a result of the IPO and the formation transactions, our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of the Predecessor. Additionally, from January 1, 2015 to September 30, 2015, we acquired 512 tenant sites (the “Acquired Assets”) from Landmark and affiliates in exchange for approximately $169.7 million. The acquisitions are deemed to be transactions between entities under common control, which requires the assets and liabilities transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. See further discussion in Note 3, Acquisitions, of our Consolidated and Combined Financial Statements in Exhibit 99.3 of our Current Report on Form 8-K filed on December 2, 2015.

How We Generate Rental Revenue

We generate rental revenue and cash flow from existing leases of our tenant sites to wireless carriers, cellular tower owners, outdoor advertisers and renewable power producers. The amount of rental revenue generated by the assets in our portfolio depends principally on occupancy levels and the tenant lease rates and terms at our tenant sites.

We believe the terms of our tenant leases provide us with stable and predictable cash flow that will support consistent, growing distributions to our unitholders. Substantially all of our tenant lease arrangements are effectively triple net, meaning that our tenants or the underlying property owners are contractually responsible for property‑level operating expenses, including maintenance capital expenditures, property taxes and insurance. In addition, over 94% of our tenant leases have contractual fixed‑rate escalators or CPI‑based rent escalators, and some of our tenant leases contain revenue‑sharing provisions in addition to the base monthly or annual rental payments.

Occupancy rates under our tenant leases have historically been very high. We also believe we are well positioned to negotiate higher rents in advance of lease expirations as tenants request lease amendments to accommodate equipment upgrades or add tenants to increase co‑location.

Future economic or regional downturns affecting our submarkets that impair our ability to renew or re‑lease our real property interests and other adverse developments that affect the ability of our tenants to fulfill their lease obligations, such as tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our sites. Adverse developments or trends in one or more of these factors could adversely affect our rental revenue and tenant recoveries in future periods.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (1) occupancy, (2) operating and maintenance expenses; (3) Adjusted EBITDA; and (4) distributable cash flow.

Occupancy

The amount of revenue we generate primarily depends on our occupancy rate. As of December 31, 2014, we had a 99% occupancy rate with 971 of our 977 available tenant sites leased. In addition, we believe the infrastructure assets at our tenant sites are essential to the ongoing operations and profitability of our tenants. Combined with the challenges and costs of relocating the infrastructure, we believe that we will continue to enjoy high tenant retention and occupancy rates.

There has been significant consolidation in the wireless communication industry in the last two years. In 2013, T‑Mobile acquired MetroPCS and Sprint acquired the remaining interest in Clearwire, and in 2014, AT&T acquired Leap Wireless. Recent consolidation and any potential future consolidation in the wireless industry could lead to rationalization of wireless networks and reduce demand for tenant sites.  Subsequent to December 31, 2014, eighteen of our real property interests were impaired as a result of termination notices received and one property foreclosure. As a result of T‑Mobile’s acquisition of MetroPCS (completed in 2013), in 2015 we have received termination notices related to 23 MetroPCS tenant sites, two of which have subsequently been rescinded. The majority of the MetroPCS tenant sites where we have received termination notices were vacated prior to December 2, 2015.  As a result of all termination notices received we determined that thirteen real property interests were impaired and recognized impairment charges totaling $2.9 million subsequent to December 31, 2014. Impairment of $0.7 million related to a foreclosure notice was received effective March 26, 2015. Subsequent to December 31, 2014, we recognized impairment charges totaling $3.6 million. Historically we had a 99% occupancy and we expect our occupancy rate to decline to approximately 97% as we receive additional termination notifications. The termination of leases in our portfolio would result in lower rental revenue, may lead to impairment of our real property interests, or other adverse effects to our business.

Operating and Maintenance Expenses

Substantially all of our tenant sites are subject to effectively triple net lease arrangements, which require the tenant or the underlying property owner to pay all utilities, property taxes, insurance and repair and maintenance costs. Our overall financial results could be impacted to the extent the owners of the fee interest in the real property or our tenants do not satisfy their obligations.

EBITDA, Adjusted EBITDA and Distributable Cash Flow

We define EBITDA as net income before interest, income taxes, depreciation and amortization, and we define Adjusted EBITDA as EBITDA before impairments, acquisition‑related costs, unrealized or realized gain or loss on derivatives, loss on early extinguishment of debt, gain on sale of real property interest, unit‑based compensation, straight line rental adjustments, amortization of above‑ and below‑market rents, and after the deemed capital contribution to fund our general and administrative expense reimbursement. We define distributable cash flow as Adjusted EBITDA less cash interest paid, current cash income tax paid and maintenance capital expenditures. Distributable cash flow will not reflect changes in working capital balances.

EBITDA, Adjusted EBITDA and distributable cash flow are non‑GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded limited partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA, Adjusted EBITDA and distributable cash flow in this Annual Report on Form 10-K (as updated by our Current Report on Form 8-K filed on December 2, 2015) provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA, Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. EBITDA, Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Each of EBITDA, Adjusted EBITDA and distributable cash flow has important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary from those of other companies. You should not consider EBITDA, Adjusted EBITDA and distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. As a result, because EBITDA, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, EBITDA, Adjusted EBITDA and distributable cash flow as presented below may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a further discussion of the non‑GAAP financial measures of EBITDA, Adjusted EBITDA and distributable cash flow, and a reconciliation of EBITDA, Adjusted EBITDA and distributable cash flow to the most comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical Financial Data – Non‑GAAP Financial Measures.”

We use the term “distributable cash flow” to measure whether we have generated from our operations, or “earned,” a particular amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the initial public offering date, and compared to cumulative distributions from the initial public offering date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

Factors Affecting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our historical results of operations for the reasons described below:

Acquisitions

We have in the past pursued and intend to continue to pursue acquisitions of real property interests. Our significant historical acquisition activity impacts the period to period comparability of our results of operations. During 2014, 2013, and 2012, our Predecessor and Acquisitions under common control acquired real property interests underlying 129, 301, and 349 tenant sites, respectively. Operating results from real property interests are reflected from the date of acquisition by Landmark.

 On March 4, 2015, April 8, 2015, July 21, 2015, August 18, 2015 and September 21, 2015, the Partnership, completed its acquisition of 81, 73, 100, 193 and 65 tenant sites and related real property interests from the Sponsor and its affiliates in exchange for total consideration of $25.2 million, $22.1 million, $35.7 million, $66.4 million and $20.3 million, respectively. These acquisitions described above are collectively referred to as the “Acquisitions,” and the acquired assets in the Acquisitions are collectively referred to as the “Acquired Assets.” The Acquisitions are deemed to be transactions between entities under common control, which, under applicable accounting guidelines, requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. Please refer to our consolidated and combined financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for further information.

On November 19, 2015, the Partnership completed two acquisitions of 72 and 136 tenant sites and related real property interests from affiliates of the Sponsor in exchange for total consideration of $30.3 million and $44.5 million, respectively. These sites and related real property interests are not reflected in our historical results of operations.

Derivative Financial Instruments

Historically we have hedged a portion of the variable interest rates under our secured debt facilities through interest rate swap agreements. We have not applied hedge accounting to these derivative financial instruments which has resulted in the change in the fair value of the interest rate swap agreements to be reflected in income as either a realized or unrealized gain (loss) on derivatives.

General and Administrative Expenses

We have incurred in 2015 increased general and administrative expenses, including board of director’s compensation, insurance, legal, accounting and other expenses related to corporate governance, public reporting, tax return preparation, and compliance with various provisions of the Sarbanes‑Oxley Act, as compared to the Predecessor. Under the omnibus agreement, we agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark will provide to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) the fifth anniversary of the closing of the IPO (November 19, 2019). The full amount of general and administrative expenses incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

Our historical financial results include a management fee charged by Landmark to cover certain administrative costs as the managing member of the funds. Landmark is no longer entitled to receive a management fee for these services and will be reimbursed for its costs of providing these services subject to the cap under the terms of the omnibus agreement.

Basis in Real Property Interests

We have concluded that the contribution of interests by the Contributing Landmark Funds and the Acquisitions were deemed a transactions among entities under common control, since these entities have common management and ownership and are under common control. As a result, the contribution and acquisition of real property interests and other assets from the Contributing Landmark Funds and the Acquired Assets to us was recorded at Landmark’s historical cost. In December 2012, there was a change in control of Landmark, and based on the level of ownership Landmark held in the Predecessor the purchase accounting associated with the change in control was not pushed down to the Predecessor. In connection with the formation transactions, the purchase accounting associated with the December 2012 change in control of Landmark was pushed down to us for all periods presented, which results in a higher cost basis in the assets than the Contributing Landmark Funds and the Acquired Assets.

Factors That May Influence Future Results of Operations

Acquisitions of Additional Real Property Interests

We intend to pursue acquisitions of real property interests from Landmark and its affiliates, including those real property interests subject to our right of first offer. We also intend to pursue acquisitions of real property interests from third parties, utilizing the expertise of our management and other Landmark employees to identify and assess potential acquisitions, for which we would pay Landmark mutually agreed reasonable fees. When acquiring real property interests, we will target infrastructure locations that are essential to the ongoing operations and profitability of our tenants, which we expect will result in continued high tenant occupancy and enhance our cash flow stability. We expect the vast majority of our acquisitions will include leases with our Tier 1 tenants or tenants whose sub‑tenants are Tier 1 companies. Additionally, we will focus on infrastructure locations with characteristics that are difficult to replicate in their respective markets, and those with tenant assets that cannot be easily moved to nearby alternative sites or replaced by new construction. Although our initial portfolio is focused on wireless communication, outdoor advertising and renewable power generation assets in the United States, we intend to grow our initial portfolio of real property interests into other fragmented infrastructure asset classes and may pursue acquisitions internationally.

Impact of Interest Rates

Interest rates have been at or near historic lows in recent years. If interest rates rise, this may impact the availability and terms of debt financing, our interest expense associated with existing and future debt or our ability to make accretive acquisitions.

Critical Accounting Policies

The following discussion of critical accounting policies uses “we”, “our” and the “Partnership” interchangeably. Our discussion and analysis of the historical financial condition and results of operations of the Partnership are based upon its consolidated and combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of significant accounting policies in Note 2 to the consolidated and combined financial statements of the Partnership, included in Exhibit 99.3 to our Current Report on Form 8-K filed on December 2, 2015. We have summarized below those accounting policies that require material subjective or complex judgments and that have the most significant impact on financial condition and results of operations. Management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those of other companies.

A critical accounting policy is one that is both important to the portrayal of an entity’s financial condition and results of operations and requires judgment on the part of management. Generally, the judgment requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. Estimates are prepared using management’s best judgment, after considering past and current economic conditions and expectations for the future. Changes in estimates could affect our financial position and specific items in our results of operations that are used by the users of our financial statements in their evaluation of our performance. Of the accounting policies discussed in the notes to the consolidated and combined financial statements of the Partnership, included in Exhibit 99.3 to our Current Report on Form 8-K filed on December 2, 2015, the accounting policies presented below have been identified by us as critical accounting policies.

Purchase Accounting for Acquisitions

The Partnership applies the business combination method to all acquired investments of real property interests for transactions that meet the definition of a business combination. The purchase consideration of the real property interests is allocated to the acquired tangible asset, such as land, and the identified intangible assets and liabilities, consisting of the value of perpetual and limited life easements, above‑market and below‑market leases and in‑place leases, based in each case on their fair values. The fair value of the assets acquired and liabilities assumed is typically determined by using the discounted cash flow valuation method using discount rates ranging between 6% and 20%. When determining the fair value of intangible assets acquired, the Partnership estimates the applicable discount rate and the timing and amount of future cash flows. The determination of the final purchase price allocation and the acquisition‑date fair value of identifiable assets acquired and liabilities assumed may extend over more than one period, but no later than 12 months from the acquisition date and result in adjustments to the preliminary estimates recognized in the prior period financial statements. Transaction costs related to the acquisition of a business, including investments in real property interests, are expensed as incurred.

Factors considered in estimating the fair value of tangible and intangible assets acquired include information obtained about each asset as a result of Landmark’s pre‑acquisition due diligence and its marketing and leasing activities. In order to calculate the estimated in‑place lease value, we employed the income approach in accordance with ASC 805 by multiplying the anticipated market absorption period by the market rent at the time of acquisition for each in‑place lease agreement. Based on our experience in the industry, we have determined a range of lease execution timelines to be between one and six months. For the in‑place lease valuation, we consider a lease‑up period of four months to be representative of the market.

We estimated the fair value of real property interests using the income approach, by capitalizing the market rent at the time of acquisition at a market capitalization rate. The market capitalization rate was estimated by deducting an inflation rate of 3% from the market discount rate for each asset. The discount rates used ranged from 6% to 20%. The value of tenant relationships has not been separated from in‑place tenant lease value for the real estate acquired as such value and its consequence to amortization expense is materially consistent with the in‑place lease value for these particular acquisitions. Should future acquisitions of real property interests result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in‑place leases and customer relationship is amortized to expense over the estimated period the tenant is expected to be leasing the site under the existing terms which typically range from 2 to 20 years. If a tenant lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be impaired.

The discount rate associated with each asset varies based on the location of an asset (including demographics and zoning restrictions), and other asset specific characteristics. Market rent for each asset is determined based on location of each asset, asset type, zoning restrictions, ground space necessary for the tenant’s equipment, remaining site capacity, visibility (specifically for billboards), and nearby sites.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired asset, above‑market, below‑market and in‑place lease values are calculated based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in‑place leases and (ii) management’s estimate of fair market lease rates for the corresponding in‑place leases measured over the estimated period the tenant is expected to be leasing the site under the above or below‑market terms. The capitalized above‑market and below‑market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site. All tenant leases obtained by us through acquisition of real property interests are generally cancellable, upon 30 to 180 days’ notice by the tenants, with no significant penalty. With respect to below‑market leases, consideration is given to any below‑market renewal periods. However, for wireless communication assets, we estimated the above‑ or below‑market lease value over an analysis period of the earlier of the lease expiration or 10 years based on estimated useful life of the underlying equipment and assets. For outdoor advertising assets, we estimated the above‑ or below‑market lease value over an analysis period of the earlier of the lease expiration or 20 years, based on a longer estimated useful life of 20 years for outdoor advertising assets.

Impairment of Long‑Lived Assets

We assess the carrying values of our long‑lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flow, undiscounted and without interest, expected to be generated by the asset.

In evaluating our assets for recoverability, we consider current market conditions, as well as our intent with respect to holding or disposing of the asset. Our intent with regard to the underlying assets might change as market conditions change, as well as other factors. Fair value is determined through various valuation techniques, including the income approach using a market discount rate, terminal capitalization rate and rental rate assumptions, or on the sales comparison approach to similar assets. If our analysis indicates that the carrying value of the asset is not recoverable, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Assumptions and estimates used in the recoverability analyses for future cash flow, discount rates and capitalization rates are complex and subjective. Changes in economic and operating conditions or our intent with regard to our assets that occurs subsequent to our impairment analyses could impact these assumptions and result in future impairments of our assets.

Revenue Recognition

The Partnership recognizes rental income under operating leases, including rental abatements, lease incentives and contractual fixed increases, if any, from tenants under lease arrangements with minimum fixed and determinable increases on a straight‑line basis over the non‑cancellable term of the related leases when collectability is reasonably assured. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are recorded as deferred rent assets. The excess of rent payments collected over amounts recognized contractually due pursuant to the underlying lease are recorded as prepaid rents.

All leases obtained by the Partnership through its acquisition and ownership of real property interests were generally cancelable upon 30‑180 days’ notice by the tenants with no significant penalty. The Partnership evaluates whether the lease arrangements economically compel the tenant to not cancel the lease in determining the term of the lease by considering various factors such as cancellation rights, availability of alternative sites, and historical cancellation rates. For cancellable leases where the tenant is not economically compelled to continue the lease, the term of the lease is considered to be the non‑cancellable period with rental abatements and contractual fixed rate increases recorded in the period the amounts become due and payable.

•

Wireless Communication – As a result of various factors, including the cancellation rights, ability to find alternative sites, credit risk, and historical cancellation and lease amendment rates, the lease term is generally considered to be the non‑cancellable term of the lease of 30 to 180 days. For these leases rental abatements and contractual fixed increases are recorded in the period the amounts become due and payable.

•	Outdoor Advertising – The lease term is generally considered to be the non‑cancellable term of the remaining portion of the existing term of the lease.

The capitalized above‑market and below‑market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site.

Our ability to accurately estimate the term of our tenant leases is critical to the amount of revenue we recognize.

Results of Operations of our Partnership

Segments

We conduct business through three reportable business segments: Wireless Communication, Outdoor Advertising, and Renewable Power Generation. Our reportable segments are strategic business units that offer different products and services. They are commonly managed, as the businesses require similar marketing and business strategies. We evaluate our segments based on revenue because substantially all of our tenant lease arrangements are effectively triple net. We believe this measure provides investors relevant and useful information because it is presented on an unlevered basis.

Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013

Our results of operations for all periods presented were affected by acquisitions made during the year ended December 31, 2014 and 2013. As of December 31, 2014 and 2013, we had 977 and 848 available tenant sites, respectively. The following table summarizes the combined statement of operations for year ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase	Percentage
	2014(1)	2013(1)	(Decrease)	Difference
Revenue
Rental revenue	$17,450,889	$14,012,109	$3,438,780	25%
Interest income on receivables	709,030	742,185	(33,155)	(4)%
Total revenue	18,159,919	14,754,294	3,405,625	23%
Expenses
Management fees to affiliate	499,329	450,462	48,867	11%
Property operating	24,720	6,454	18,266	283%
General and administrative	820,522	722,601	97,921	14%
Acquisition-related	379,988	865,543	(485,555)	(56)%
Amortization	4,452,068	3,791,440	660,628	17%
Impairments	258,834	1,005,478	(746,644)	(74)%
Total expenses	6,435,461	6,841,978	(406,517)	(6)%
Other income and expenses
Interest expense	(6,202,788)	(4,345,755)	(1,857,033)	43%
Loss on early extinguishment of debt	(2,905,259)	—	(2,905,259)	100%
Realized loss on derivatives	(213,181)	—	(213,181)	100%
Unrealized (loss) gain on derivatives	(571,359)	1,279,176	(1,850,535)	(145)%
Total other income and expenses	(9,892,587)	(3,066,579)	(6,826,008)	223%
Net income	$1,831,871	$4,845,737	$(3,013,866)	(62)%

(1)

Prior-period financial information has been retroactively adjusted for Acquisitions under common control.  See Notes 1 and 3 of our consolidated and combined financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for additional information.

Rental Revenue

Rental revenue increased $3,438,780 or 25%, $625,800 of which was due to the greater number of assets in the portfolio during 2014 when compared to 2013, with the balance due to contractual rent escalations and the full period impact of assets acquired during 2013. Additionally, rental revenue from the Acquired Assets was $3,961,459 and $2,141,956 during the years ended December 31, 2014 and 2013, respectively. During 2014 we had 977 available tenant sites with 971 leased tenant sites generating revenue compared to 848 available tenant sites and 845 leased tenant sites generating revenue during 2013. Revenue generated from our wireless communication, outdoor advertising, and renewable power generation segments was $14,732,527,  $2,703,104, and $15,258, or 84%,  15%, and less than 1%  of total rental revenue, respectively, during 2014, compared to $11,932,890,  $2,079,219 and zero, or 85%,  15% and 0% of total rental revenue, respectively, during 2013. The occupancy rates in our wireless communication and outdoor advertising segments were 99% and 100%, respectively, during 2014 and 2013. Additionally, our effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,648 and $1,187, respectively, during 2014 compared to $1,587 and  $1,402, respectively, during 2013. The occupancy rate in our renewable power generation segment was 100% with an effective monthly rental rate per tenant site of $1,491 during 2014. During 2013 no real property interests were owned in the renewable power generation segment.

Interest Income on Receivables

Interest income on receivables decreased $33,155, or 4%, due to a lower receivables principal balance during 2014 when compared to 2013. We expect the amount of interest income on receivables to continue to decline as the principal balance of the receivables continues to decrease. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

Management Fees to Affiliate

Management fees to affiliate increased $48,867, or 11%, during 2014 compared to 2013, due to the increase in the number of investments in real property interests in the portfolio. Landmark’s right to receive a management fee of $45 per asset per month for managing the Contributing Landmark Fund’s assets was terminated in connection with our IPO.   Additionally, $136,834 and $79,837 of management fees to affiliate are associated with Fund E’s acquired assets incurred prior to the acquisition by the Partnership on August 18, 2015 and included within the year ended December 31, 2014 and 2013, respectively. Landmark’s right to receive a management fee of $65 per asset per month for managing Fund E assets was terminated in connection with the Partnership’s acquisition of Fund E.  Pursuant to the terms of our Omnibus Agreement, we will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

General and Administrative

General and administrative expenses increased $97,921, or 14%, during 2014 compared to 2013, due to an increase in additional accounting and legal related expenses associated with being a public company. Pursuant to the terms of our Omnibus Agreement, we will reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to the cap described above. For the period from November 19, 2014 to December 31, 2014 Landmark reimbursed us $12,349 for expenses related to certain general and administrative services expenses that exceeded the cap. The full amount of general and administrative expenses incurred is reflected on our income statements and the amount in excess of the cap that is reimbursed is reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

Acquisition‑Related

Acquisition‑related expenses decreased $485,555 or 56%, during 2014 compared to 2013 as a result of 129 tenant site acquisitions in 2014 compared to 301 tenant site acquisitions in 2013. Acquisition‑related expenses are third party fees and expenses related to acquiring an asset and include survey, title, legal, and other items as well as legal and financial advisor expenses associated with the acquisition. Additionally, $342,105 and $546,943 of acquisition related expenses are associated with the Acquired Assets incurred by our Predecessor and included within year ended December 31, 2014 and 2013, respectively, as all the acquisitions were transactions between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information.

Amortization

Amortization expense increased $660,628, or 17%, during 2014 compared to 2013 as a result of having 977 tenant sites in 2014 compared to 848 tenant sites in 2013. We expect amortization of investments in real property rights with finite useful lives and in‑place lease values to continue to increase based on increased acquisitions and assets acquired in 2014 and 2013 contributing to a full year of amortization.

Impairments

Impairments decreased $746,644, or 74%, during 2014 compared to 2013, due to the difference in net book values between impaired assets year over year in our wireless communication segment.

Interest Expense

Interest expense increased $1,857,033, or 43%, during 2014 compared to 2013, due to greater outstanding debt balances in 2014. As all the acquisitions were transactions between entities under common control, prior-period information has been retroactively adjusted to include interest expense related to the Fund E secured debt facility of $1,218,734 and $505,396 for the year ended December 31, 2014 and 2013, respectively. At the close of the IPO on November 19, 2014, we amended and restated the Fund A and Fund D secured debt facilities as a new $190.0 million senior secured revolving credit facility and paid down $19,157,418 of outstanding indebtedness under the facility. Additionally, prior to year end December 31, 2014 we repaid $1,000,000 of outstanding indebtedness to bring our total outstanding debt as of December 31, 2014 to $74,000,000. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, the Partnership swapped an additional $25,000,000 of the floating rate on its revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015.

Loss on Early Extinguishment of Debt

In connection with the amendment and restatement of the secured debt facilities as a new secured revolving credit facility, we expensed the unamortized balance of the deferred loan costs of $2,905,259 related to these facilities. In connection with the August 18, 2015 acquisition of Fund E, we expensed the unamortized balance of the deferred loan costs of $902,625 related to the Fund E secured debt facility at the time of the acquisition.

Realized loss and Unrealized Gain/(Loss) on Derivatives

The Contributing Landmark Funds mitigated exposure to fluctuations in interest rates under the secured debt facilities by entering into swap contracts that fixed the floating LIBOR rate under the facilities. These contracts were adjusted to fair value at each period end. As part of the formation transactions, the interest rate swaps held by Fund A and Fund D were terminated. The realized loss recorded in the results for 2014 reflects the termination of these contracts in 2014. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. The unrealized loss recorded in the results for 2014 reflects the change in fair value of the interest rate swap contracts during the period presented. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four‑year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015. Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 3.74%. The Fund E interest rate swap agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

Our results of operations for all periods presented were affected by acquisitions made during the years ended December 31, 2013 and 2012. As of December 31, 2013 and 2012 we had 848 and 547 tenant sites, respectively. The following table summarizes the statements of for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase	Percentage
	2013(1)	2012(1)	(Decrease)	Difference
Revenue
Rental revenue	$14,012,109	$6,483,815	$7,528,294	116%
Interest income on receivables	742,185	356,348	385,837	108%
Total revenue	14,754,294	6,840,163	7,914,131	116%
Expenses
Management fees to affiliate	450,462	211,329	239,133	113%
Property operating	6,454	26,267	(19,813)	(75)%
General and administrative	722,601	191,293	531,308	278%
Acquisition-related	865,543	1,118,648	(253,105)	(23)%
Amortization	3,791,440	1,452,015	2,339,425	161%
Impairments	1,005,478	183,271	822,207	449%
Total expenses	6,841,978	3,182,823	3,659,155	115%
Other income and expenses
Interest expense	(4,345,755)	(1,476,207)	(2,869,548)	194%
Unrealized gain (loss) on derivatives	1,279,176	(1,016,716)	2,295,892	226%
Total other income and expenses	(3,066,579)	(2,492,923)	(573,656)	(23)%
Net income	$4,845,737	$1,164,417	$3,681,320	316%

(1)

Prior-period financial information has been retroactively adjusted for Acquisitions under common control. See Notes 1 and 3 of our consolidated and combined financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for additional information.

Rental Revenue

Rental revenue increased $7,528,294 or 116%, $3,123,058 of which was due to the greater number of assets in the portfolio during 2013 when compared to 2012 and the balance was due to the full‑period impact of assets acquired during the year ended December 31, 2012 and rental escalations. During the year ended December 31, 2013 we had 848 available tenant sites with 845 leased tenant sites generating revenue compared to 547 available tenant sites and 546 leased tenant sites generating revenue during the year ended December 31, 2012. Revenue generated from our wireless communication and outdoor advertising segments was  $11,932,890 and $2,079,219 or 85% and 15% of total rental revenue, respectively, during the year ended December 31, 2013 compared to  $5,868,414 and $615,401 or 91% and 9% of total rental revenue, respectively, for the year ended December 31, 2012. The occupancy rates in our wireless communication and outdoor advertising segments were 99% and 100%, respectively, during these periods. Additionally, our average effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,587 and $1,402, respectively, during the year ended December 31, 2013 compared to $1,507 and $1,244, respectively, during the year ended December 31, 2012.

Interest Income on Receivables

Interest income on receivables increased $385,837, or 108%, during 2013 when compared to 2012 due to the acquisition of additional receivables during the second half of 2012. We expect the amount of interest income on receivables to decrease over time as the principal balance of the receivables decreases. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

Management Fees to Affiliate

Management fees to affiliates increased $239,133, or 113% during 2013 when compared to 2012, due to the increase in the number of investments in real property interests in the portfolio. Landmark’s right to receive a management fee of $45 per asset per month for managing the Contributing Landmark Fund’s assets was terminated in connection with our IPO.  Additionally, $79,837 and $2,238 of management fees to affiliate are associated with Fund E’s acquired assets incurred prior to the Partnership’s acquisition of Fund E on August 18, 2015 and included within the year ended December 31, 2013 and 2012, respectively. Landmark’s right to receive a management fee of $65 per asset per month for managing Fund E assets was terminated in connection with the Partnership’s acquisition of Fund E. Pursuant to the terms of our Omnibus Agreement, we will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

General and Administrative

General and administrative expenses increased $531,308, or 278%, during 2013 as compared to 2012, due to additional accounting and legal related fees incurred during 2013. The timing of some of the 2013 annual audit and tax work shifted to the fourth quarter of 2013, which resulted in higher general and administrative expenses in 2013 compared to 2012. Additionally, audit and tax costs increased as a result of a higher level of investments in 2013 compared to 2012.

Acquisition‑Related

Acquisition‑related expenses decreased $253,105, or 23%, during 2013 compared to 2012, due to a reduction in the number of assets acquired during 2013 as compared to 2012. During the year ended December 31, 2013, the Predecessor acquired 301 tenant sites compared to 349 tenant sites acquired during the year ended December 31, 2012. Additionally, $546,943 and $391,490 of acquisition related expenses are associated with the Acquired Assets incurred by our Predecessor and included within year ended December 31, 2013 and 2012, respectively, as all the acquisitions were transactions between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information.

Amortization

Amortization expense increased $2,339,425, or 161%, during 2013 compared to 2012, as a result of having 848 tenant sites in 2013 compared to 547 tenant sites in 2012. On December 21, 2012, a change in control occurred due to the acquisition of a controlling interest of Landmark. In connection with the formation transactions the purchase accounting associated with the December 2012 change in control of Landmark was pushed down to us, resulting in a higher cost basis in the assets in the historical financial statements of Contributing Landmark Funds. The higher costs basis increased amortization during 2013. We expect amortization expense to continue to increase based on increased acquisitions in 2013 and 2014 contributing to a full year of amortization.

Impairments

Impairments increased $822,207, or 449%, during 2013 compared to 2012, due to higher lease cancellations than occurred during 2012 in our wireless communication segment.

Interest Expense

Interest expense increased $2,869,548, or 194%, during 2013 as compared to 2012, due to greater outstanding balances under the secured debt facilities. Additionally, interest rate swap agreements were executed in 2012 and 2013 with notional amounts of $39,477,779 and $20,506,038, respectively which fixed a portion of the borrowings and had the near‑term effect of increasing the effective rate on the secured debt facilities.

Unrealized Gain/(Loss) on Derivatives

The Predecessor mitigated exposure to fluctuations in interest rates under its secured debt facilities by entering into swap contracts that fixed the floating LIBOR rate under the facilities. These contracts were marked to market at each period end. The unrealized gain recorded in the results for 2013 and the unrealized loss recorded in the results for 2012 reflects the change in fair value of these contracts during those periods.  As part of the IPO and the formation transactions, the interest rate swaps held by Fund A and Fund D were terminated. The realized loss recorded in the results for 2014 reflects the termination of these contracts in 2014. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four‑year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015. Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 3.74%. The Fund E interest rate swap agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition.

Liquidity and Capital Resources

Our short‑term liquidity requirements will consist primarily of funds to pay for operating expenses and other expenditures directly associated with our assets, including:

•	interest expense on our revolving credit facility;
•	general and administrative expenses;
•	acquisitions of real property interests; and
•	distributions to our unitholders.

We intend to satisfy our short‑term liquidity requirements through cash flow from operating activities and proceeds from borrowings available under our revolving credit facility.

We intend to pay a minimum quarterly distribution of $0.2875 per unit per quarter, which equates to approximately $2.3 million per quarter, or $9.0 million per year in the aggregate, based on the number of common and subordinated units outstanding as of December 31, 2014. We do not have a legal obligation to pay this distribution.

The table below summarizes the quarterly distribution paid related to our financial results for the period from the date of the IPO of November 19, 2014 to December 31, 2014:

	Distribution	Total Cash	Date
Quarter Ended (1)	Per Unit (1)	Distribution	of Distribution
December 31, 2014	$0.1344	$1,053,397	February 13, 2015

(1)

The initial quarterly cash distribution was calculated as the minimum quarterly distribution of $0.2875 per unit prorated for the period from the date of the IPO of November 19, 2014 to December 31, 2014.

As of December 31, 2014, we have $74,000,000 of outstanding indebtedness, and we had approximately $116,000,000 of undrawn borrowing capacity, subject to compliance with certain covenants, under our revolving credit facility. We intend to use the revolving credit facility, among other things, for real property interest acquisitions, working capital requirements and other general corporate purposes. Additionally, Fund E has $29,707,558 of outstanding indebtedness included within year ended December 31, 2014, as all the acquisitions were transactions between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information. In connection with the August 18, 2015 acquisition of Fund E, $29,219,806 was used to repay Fund E’s secured indebtedness. We expensed the unamortized balance of the deferred loan costs of $902,625 related to the Fund E secured debt facility at the time of the acquisition.

Our long‑term liquidity needs consist primarily of funds necessary to pay for acquisitions and scheduled debt maturities. We intend to satisfy our long‑term liquidity needs through cash flow from operations, long‑term debt, and through the issuance of additional equity.

Cash Flows

The following table summarizes our historical cash flows for the years ended December 31, 2014, 2013, and 2012:

	Year Ended December 31,
	2014	2013	2012
Net cash provided by operating activities	$11,206,251	$9,633,574	$3,934,976
Net cash used in investing activities	(5,546,342)	(27,809,401)	(63,953,318)
Net cash provided by (used in) financing activities	(6,386,128)	(6,034,983)	85,107,920

Comparison of year ended December 31, 2014 to year ended December 31, 2013

Net cash provided by operating activities.  Net cash provided by operating activities increased $1,572,677 to $11,206,251 for the year ended December 31, 2014 compared to $9,633,574 for the year ended December 31, 2013. The increase is primarily attributable to the increase in the number of assets generating operating cash flows in 2014 compared to 2013 and the timing of payments of accounts payable and accrued liabilities.

Net cash used in investing activities.  Net cash used in investing activities decreased by $22,263,059 to $5,546,342 for the year ended December 31, 2014 compared to $27,809,401 for the year ended December 31, 2013. The decrease is due to the reduction in acquisitions of real property interests by the Contributing Landmark Funds during the year ended December 31, 2014.

Net cash provided by (used in) financing activities.  Net cash used in financing activities increased by $351,145 to $(6,386,128) for the year ended December 31, 2014 compared to $(6,034,983) for the year ended December 31, 2013. On November 19, 2014 the Partnership completed its IPO of 2,750,000 common units to the public at a price of $19.00 per unit and we received $52,250,000 of gross proceeds from the sale. In addition, Landmark purchased from us 2,066,995 subordinated units for cash at the initial public offering price of our common units for proceeds of $39,272,905. After deducting underwriting discounts, structuring fees, and other offering costs of $9,519,321, our net proceeds from the IPO were $82,003,584. We used the net proceeds from the IPO, together with the proceeds from our sale of subordinated units to Landmark to make distributions of $59,667,292 to Fund A and D and to pay down $19,157,418 of outstanding indebtedness under our revolving credit facility, net of $2,907,382 in commitment fees and expenses under our revolving credit facility. Additional distributions of $7,614,770 was made by the Predecessor to Contributing Landmark members during 2014.

Comparison of year ended December 31, 2013 to year ended December 31, 2012

Net cash provided by operating activities.  Net cash provided by operating activities increased by $5,698,598 to $9,633,574 for the year ended December 31, 2013 compared to $3,934,976 for the year ended December 31, 2012. The increase was primarily attributable to incremental revenue from acquisitions of investments in real property interests made during 2013 and 2012, offset by a decrease in prepaid rents, year over year.

Net cash used in investing activities.  Net cash used in investing activities decreased by $36,143,917 to $27,809,401 for the year ended December 31, 2013 compared to $63,953,318 for the year ended December 31, 2012. The change is attributable to a year over year decrease of $26,643,325 paid for real property interests acquired and $9,961,371 paid for investments in receivables.

Net cash provided by (used in) financing activities.  Net cash used in financing activities was $(6,034,983) for the year ended December 31, 2013 compared to net cash provided by financing activities of $85,107,920 for the year ended December 31, 2012. The decrease was primarily attributable to a decrease in contributions from members of $51,918,850 as a result of members’ commitments having been satisfied in the previous year, coupled with a decrease of $19,681,112 as a result of less borrowings from our secured debt facilities, which includes a retroactive adjustment of $24,944,036 of additional borrowings related to the Fund E secured debt facility, and payments of $641,530 on our secured debt facilities. The decrease was offset by a reduction in cash paid of $193,926 for loan origination costs, which includes a retroactive adjustment of $1,070,906 of deferred loan costs related to the Fund E secured debt facility, and a reduction in distributions to members of $6,480,777, year over year. The difference between the cost and the sales price of assets sold by Landmark into the Contributing Landmark Funds is treated as a distribution to Landmark. The decrease in distributions is primarily due to fewer asset sales to the fund in the year ended December 31, 2013 compared to the year ended December 31, 2012.

Revolving Credit Facility

Credit Facility

At the closing of the IPO, we amended and restated the existing secured debt facilities of Fund A and D as a new $190.0 million senior secured revolving credit facility, which we refer to as our “revolving credit facility,” with SunTrust Bank, as administrative agent, and a syndicate of lenders. Our revolving credit facility will mature on November 19, 2019 and is available for working capital, capital expenditures, permitted acquisitions and general corporate purposes, including distributions. On June 3, 2015, the Partnership exercised its option to increase the available commitments under its revolving credit facility for an additional $60.0 million, resulting in aggregate commitments of $250.0 million. Substantially all of our assets, excluding equity in and assets of certain joint ventures and unrestricted subsidiaries, after‑acquired real property (other than real property that is acquired from affiliate funds and is subject to a mortgage), and other customary exclusions, is pledged as collateral under our revolving credit facility.

Our revolving credit facility contains various covenants and restrictive provisions that limits our ability (as well as the ability of our restricted subsidiaries) to, among other things:

•	incur or guarantee additional debt;
•	make distributions on or redeem or repurchase equity;
•	make certain investments and acquisitions;
•	incur or permit to exist certain liens;
•	enter into certain types of transactions with affiliates;
•	merge or consolidate with another company;
•	transfer, sell or otherwise dispose of assets or enter into certain sale‑leaseback transactions; and
•	enter into certain restrictive agreements or amend or terminate certain material agreements.

Our revolving credit facility also requires compliance with certain financial covenants as follows:

•	a leverage ratio of not more than 8.5 to 1.0; and
•	an interest coverage ratio of not less than 2.0 to 1.0.

In addition, our revolving credit facility contains events of default including, but not limited to (i) event of default resulting from our failure or the failure of our restricted subsidiaries to comply with covenants and financial ratios, (ii) the occurrence of a change of control (as defined in the credit agreement), (iii) the institution of insolvency or similar proceedings against us or our restricted subsidiaries, (iv) the occurrence of a default under any other material indebtedness (as defined in the credit agreement) we or our restricted subsidiaries may have and (v) any one or more collateral documents ceasing to create a valid and perfected lien on collateral (as defined in the credit agreement). Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the credit agreement, the lenders may declare any outstanding principal of our revolving credit facility debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in the credit agreement and the other loan documents.

Loans under our revolving credit facility bear interest at our option at a variable rate per annum equal to either:

•

a base rate, which will be the highest of (i) the administrative agent’s prime rate in effect on such day, (ii) the federal funds rate in effect on such day plus 0.50%, and (iii) an adjusted one month LIBOR plus 1.0%, in each case, plus an applicable margin of 1.50%; or

•	an adjusted one month LIBOR plus an applicable margin of 2.50%.

As of December 31, 2014, we had $74 million of outstanding indebtedness, and have approximately $116 million of undrawn borrowing capacity, subject to compliance with certain covenants, under our revolving credit facility.

Financial information has been retroactively adjusted to include the secured debt facility held by Fund E, as the facility was secured by all of the Fund’s assets, prior to the August 18, 2015 acquisition by the Partnership. As of December 31, 2014, the Fund E secured debt facility had an outstanding balance of $29.7 million. The Fund E secured debt facility was fully repaid as a result of the Partnership’s August 18, 2015 acquisition.

Commitments

Our contractual obligations as of December 31, 2014 were:

	Payments by Period (2)
		Less than	Between	Between	More than
	Total	1 year	1 - 3 years	3 - 5 years	5 years
Revolving credit facility (principal)	$74,000,000	$—	$—	$74,000,000	$—
Revolving credit facility (interest)(1)	15,692,494	3,213,480	6,426,960	6,052,054	—

(1)

Interest payable is based on the interest rates in effect on December 31, 2014, including the effect of the interest rate swap effective December 24, 2014 for a four-year term and unused commitment fees.

(2)

The Fund E secured debt facility has been excluded as a result of the repayment of the secured indebtedness. As of December 31, 2014, the Fund E secured debt facility had an outstanding balance of $29,707,558 which was fully repaid in connection with the Partnership’s August 18, 2015 acquisition.  The unamortized balance of the deferred loan costs of $902,625 related to the Fund E secured debt facility was recorded as a loss on early extinguishment of debt.

Off Balance Sheet Arrangements

As of December 31, 2014, our partnership does not have any off balance sheet arrangements.

Inflation

Substantially all of our tenant lease arrangements are effectively triple net and provide for fixed‑rate escalators or rent escalators tied to CPI increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and our tenants’ (or the underlying property owners’) obligations to pay taxes and expenses under our effectively triple net lease arrangements. We do not believe that inflation has had a material impact on our historical financial position or results of operations.

Newly Issued Accounting Standards

Changes to GAAP are established by the FASB in the form of ASUs to the FASB’s Accounting Standard Codification. The Partnership considers the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to not have any material impact on its combined financial position and results of operations because either the ASU is not applicable or the impact is expected to be immaterial.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement Period Adjustments (“ASU 2015-16”). In a business combination, ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer is required to disclose, by financial statement line item, the nature and amount for the adjustments and the current period income statement impact related to prior periods. The amendments in this ASU are effective for fiscal years beginning December 15, 2016 and interim periods beginning after December 15, 2017. Early adoption is permitted. The Partnership has early adopted ASU No. 2015-16.

In April 2015, the FASB issued ASU 2015-06, Earnings Per Share (Topic - 260)—Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (“ASU 2015-06”). ASU 2015-06 provides guidance on the presentation of historical earnings per unit for master limited partnerships that apply the two-class method of calculating earnings per unit. When a general partner transfers or “drops-down” net assets to a master limited partnership and the transaction is accounted for as a transaction between entities under common control, the statements of operations of the master limited partnership are adjusted retroactively to reflect the transaction as if it occurred on the earliest date during which the entities were under common control. ASU 2015-06 specifies that the historical income (losses) of a transferred business before the date of a drop-down transaction should be allocated entirely to the general partner and the previously reported earnings per unit of the limited partners should not change as a result of the drop-down transaction. The amendments in this update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, and are required to be applied retroactively for all financial statements presented. Early adoption is permitted. Although we believe we are currently in compliance with this ASU, we will continue to evaluate the impact of the adoption of the ASU on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 provides additional guidance to ASU 2015-03, which did not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. ASU 2015-15 noted that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Partnership is currently in the process of evaluating the impact of adoption of these standards on our consolidated balance sheets and footnote disclosures.

In February 2015, the FASB issued amendments to accounting for consolidation of certain legal entities (“ASU No. 2015-02”). ASU No. 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements in the primary beneficiary determination.  ASU 2015-02 is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Partnership does not expect the adoption of ASU No. 2015-02 to have a material impact on its financial statements.

In January 2015, the FASB issued final guidance on its initiative of simplifying income statement presentation by the eliminating the concept of extraordinary items (“ASU No. 2015-01”). Under the guidance an entity will no longer be able to segregate an extraordinary item from the results of operations, separately present an extraordinary item on the income statement, or disclose income taxes or earnings-per-share data applicable to an extraordinary item.  The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Partnership does not expect the adoption of ASU No. 2015-01 to have a material impact on its financial statements.

In June 2014, the FASB issued their final standard to amend the accounting guidance for stock compensation tied to performance targets (“ASU No. 2014-12”). The issue is the result of a consensus of the FASB Emerging Issues Task Force (Issue No. 13-D). The standard requires that a performance target that could be achieved after the requisite service period be treated as a performance condition, and as a result, this type of performance condition may delay expense recognition until achievement of the performance target is probable. The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Partnership does not expect the adoption of ASU No. 2014-12 to have a material impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014‑09”). ASU No. 2014‑09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU No. 2014‑09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry‑specific guidance throughout the Industry Topics of the Codification. ASU No. 2014‑09 does not apply to lease contracts within the scope of Leases (Topic 840). For a public entity ASU No. 2014‑09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Partnership does not expect the adoption of ASU No. 2014‑09 to have an impact on its financial statements.

The Partnership has adopted ASU No. 2014‑08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which requires only disposals represented a strategic shift in operations (i.e., a disposal of a major geographic area, a major line of business, or a major equity method investment) to be presented as discontinued operations. The standard also requires expanded disclosures about discontinued operations and is intended to provide financial statement users with information about the ongoing trends in a company’s results from continuing operations. ASU No. 2014‑08 is effective in the first quarter of 2015 for public entities with calendar year ends. However, companies are permitted to early adopt the standard, beginning in the first quarter of 2014, but only for disposals or classifications as held for sale that have not been reported in financial statements previously issued or available for issuance. We early adopted this standard in the first quarter of 2014 and the adoption did not have a material effect on our financial condition, results of operations, or disclosures.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.